    Exhibit 11



               STATEMENT ON COMPUTATION OF PER SHARE NET INCOME


                                                 Fiscal Years
                                   ---------------------------------------
                                       1995          1994          1993
                                   ------------  ------------  -----------
    Weighted average common
      shares outstanding
      during the year                 5,389,000     5,385,000    5,205,000

    Effect of dilutive stock
      options, net of shares
      assumed repurchased
      at average market price             -            17,000        9,000
                                   ------------   -----------  -----------

    Weighted average common
      shares and common share
      equivalents                     5,389,000     5,402,000    5,214,000
                                   ============   ===========  ===========

    Net Income (Loss)              $(19,380,000)  $  (210,000) $ 4,281,000
                                   ============   ===========  ===========

    Earnings (Loss) per share      $     (3.60)   $     (.04)  $     .82
                                   =============  ===========  ===========



The difference between primary net income (loss) per share and fully diluted net income (loss) per share is not significant for the periods presented.